Exhibit 99(a)(1)(G)

AMENDED AND RESTATED

OFFER TO EXCHANGE

BY

HENNESSY CAPITAL ACQUISITION CORP.

UP TO 5,750,000 OF ITS OUTSTANDING WARRANTS

FOR SHARES OF ITS COMMON STOCK

AT AN EXCHANGE RATIO OF 0.1 OF A SHARE FOR EACH WARRANT

THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 13, 2015, UNLESS THE OFFER PERIOD IS EXTENDED.

January 21, 2015

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration are the Amended and Restated Offer to Exchange, dated January 21, 2015 (the “Offer to Exchange”), and the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Exchange, as they may be further amended or supplemented from time to time, constitute the “Offer”), in connection with the offer by Hennessy Capital Acquisition Corp., a Delaware corporation (the “Company”), to the holders of the Company’s issued and outstanding warrants exercisable for shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), at an exercise price of $5.75 per half share ($11.50 per whole share), subject to adjustment (the “Warrants”), to permit, during the Offer Period, the exchange of one Warrant for 0.1 of a Share (approximately one Share for every ten Warrants tendered), up to a maximum of 5,750,000 Warrants, subject to proration, as described in the Offer to Exchange. Because of the proration provisions described in the Offer to Exchange, the Company may purchase less than all of the Warrants tendered by a Warrant holder if more than an aggregate of 5,750,000 Warrants are properly tendered and not properly withdrawn. The “Offer Period” is the period of time commencing on January 7, 2015 and ending at 12:00 midnight, New York City time, at the end of the day on February 13, 2015, or such later date to which the Company may extend the Offer (the “Expiration Date”).

NO FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. IN LIEU OF ISSUING FRACTIONAL SHARES TO WHICH ANY HOLDER OF WARRANTS WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND DOWN THE NUMBER OF SHARES TO WHICH SUCH HOLDER IS ENTITLED, AFTER AGGREGATING ALL FRACTIONS, TO THE NEAREST WHOLE NUMBER OF SHARES.

WARRANTS NOT EXCHANGED FOR SHARES WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS FIVE YEARS AFTER THE COMPLETION OF OUR INITIAL BUSINESS COMBINATION, AT 5:00 P.M., NEW YORK CITY TIME, OR EARLIER UPON REDEMPTION OR LIQUIDATION, AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

Enclosed with this letter are copies of the following documents:

1.	Letter of Transmittal, for your use in accepting the Offer and exchanging Warrants and for the information of your clients; and

2.	Form of letter that may be sent to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

The Offer is available only for outstanding Warrants. The Company also has outstanding Units, each consisting of one Share and one Warrant, that were issued in our initial public offering in January 2014. On behalf of your clients, you may tender Warrants that are included in Units, but to do so such Warrants must first be separated from the Units prior to tendering such Warrants. See “The Offer—Section 2.B. Procedures for Tendering Warrants” of the Offer to Exchange.

Certain conditions to the Offer are described in Section 10 of the Offer to Exchange.

We urge you to contact your clients promptly. Please note that the Offer Period and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on February 13, 2015, unless the Offer Period is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Exchange) in connection with the tenders of Warrants pursuant to the Offer. However, the Company will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions or requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, as Information Agent, at 470 West Avenue—3rd Floor, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200 and email: hennessy.info@morrowco.com).

Very truly yours,

Hennessy Capital Acquisition Corp.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

The Company is relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Offer from the registration requirements of the Securities Act. The Company is also relying on Section 18(b)(4)(D) of the Securities Act to exempt the Offer from the registration and qualification requirements of state securities laws. The Company has no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer (other than fees to the Information Agent described below). In addition, none of the Company’s Sponsor, the Depositary or the Information Agent, or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer. The Company’s officers and directors may solicit tenders from holders of the Warrants and will answer inquiries concerning the terms of the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.